Exhibit 99.1

ATL-40

FEDERAL DEPOSIT INSURANCE CORPORATION

Re: Mechanics and Farmers Bank

Durham, North Carolina

Application for Consent to Merge

and Establish Three Branches

ORDER AND BASIS FOR CORPORATION APPROVAL

Pursuant to Section 18(c) and other provisions of the Federal Deposit Insurance (“FDI”) Act, Mechanics and Farmers Bank, Durham, Durham County, North Carolina, an insured state nonmember bank with total resources of $227,424,000 and total deposits of $183,698,000 as of September 30, 2007, has filed an application for the Corporation’s consent to merge under its charter and title with Mutual Community Savings Bank, SSB, Durham, Durham County, North Carolina, an insured state savings bank with total resources of $83,479,000 and total deposits of $68,972,000 as of September 30, 2007, and to establish the three offices of Mutual Community Savings Bank, SSB as branches of the resultant bank. Notice of the proposed transaction, in a form approved by the Corporation, has been published pursuant to the FDI Act.

A review of available information, including the Community Reinvestment Act (“CRA”) Statements of the proponents, discloses no inconsistencies with the purposes of the CRA. The resultant institution is expected to continue to meet the credit needs of its entire community, consistent with the safe and sound operation of the institution.

In connection with the application, the Corporation has taken into consideration the competitive effects of the proposed transaction, which would result in a two point increase in the Herfindahl-Hirschman Index for a post merger level of 1,525 in the relevant geographic market of Durham County, North Carolina, Metropolitan Statistical Area, and no change in the Herfmdahl-Hirschmann Index for the relevant geographic market area of Guilford County, North Carolina, based on deposit figures as of June 30, 2007; the financial and managerial resources and future prospects of the proponent banks and the resultant bank; and the convenience and needs of the community to be served. The Corporation has also taken into consideration the effectiveness of the insured depository institutions involved in the proposed merger transaction in combating money laundering activities Having found favorably on these statutory factors and having considered other relevant information, including any report on the competitive factors furnished by the Attorney General of the United States, it is the Corporation’s judgment that the application should be and hereby is approved.

The transaction shall not be consummated until after the fifteenth calendar day following the date of the Order or later than six mouths after the date of the Order, unless such period is extended for good cause by the Corporation. Until the proposed transaction becomes effective, the Corporation shall have the right to alter, suspend, or withdraw its approval should any interim development be deemed to warrant such action.

By Order of the Regional Director of the Atlanta Regional Office, acting pursuant to delegated authority for the Board of Directors of the Corporation.

Dated at Atlanta, Georgia, this 27th day of December, 2007.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director Atlanta Region